Exhibit 99

Wizard Brands, Inc. Appoints Scott D. Kaufman Chairman and Chief Executive Officer and Heidi C. Bowman as CFO; Mike Rees Appointed CEO of Jevo Holdings, LLC; Peter Katz Appointed President Of Wizard Special Events, LLC

LOS ANGELES—(BUSINESS WIRE)—Wizard Brands, Inc. (OTCBB WIZD) today announced the appointment of Scott Kaufman as Chairman and Chief Executive Officer. The Company also announced that finance and accounting executive Heidi C. Bowman has been appointed CFO for Wizard Brands, Inc. and distribution executive Mike Rees will take over as CEO of Jevo Holdings, LLC, a wholly-owned subsidiary of Wizard Brands, Inc.

“Scott Kaufman brings to Wizard Brands his solid business experience and proven success in corporate finance and strategic operational and financial development. With Scott’s experienced leadership and knowledge in guiding companies on the path to financial success, Wizard Brands is poised to expand its already significant footprint. Scott will work with us to guide the company through its next phase of growth and beyond. Mike Rees, with his years of operating experience as a distributor, will expertly guide the Jevo unit,” said Paul Kessler, Chairman of the Wizard Brands Board of Directors.

Jevo Holdings, LLC, a wholly-owned subsidiary of Wizard Brands, Inc. will be overseen by CEO Michael R. Rees, who has spent the better part of his career in the private business sector launching and building innovative companies with extensive experience in distribution. Mr. Rees’ expertise includes creating and managing distributorships and the managing and training of sales and marketing teams.

Jevo Holdings, LLC manufactures, markets and distributes the patented ‘JEVO’ Automated Gelatin Shot Maker for various applications in the hospitality, skilled nursing, pharmaceuticals, health, and cannabis segments. A consumer unit of the ‘Jevo’ machine is in the initial phases of research and development.

Wizard Special Events LLC, a wholly-owned subsidiary of Wizard Brands, Inc., operates Wizard World Virtual, Wizard World Vault, and Wizard World pop culture festivals. Peter Katz has been named President, and Joseph Avino has been named Executive Vice President, of Wizard Special Events, LLC. Both Mr. Katz and Mr. Avino are experienced long-tenured executives in the exhibition industry.

Scott D. Kaufman, currently an Independent Director at Wizard Brands, Inc., and a founding member of Barlock Capital Management LLC and Hillair Capital Management LLC, will continue his role at Bristol Capital Advisors in the capacity of Institutional Investor in Residency. Mr. Kaufman has over twenty years of experience investing in private and public companies, trading securities and managing investment portfolios. Mr. Kaufman received his undergraduate degree from Columbia University and an MBA from Columbia University.

Joining Mr. Kaufman in the executive management of Wizard Brands, Inc. is Heidi C. Bowman, who has been appointed as CFO. Ms. Bowman brings with over 30 years of finance and accounting experience in a variety of industries including private equity, oil & gas and real estate. Ms. Bowman received her undergraduate degree from UCLA in Economics.

Wizard Brands, Inc., is a dynamic and multi-faceted holding company comprised of growing brands, led by a management team with proven success and experience tasked with the execution of a twofold strategy: (i) continue to execute on the business plan of the wholly-owned operating companies while growing and enhancing its business operations and financial position, (ii) pursue opportunities to acquire complementary businesses that will create value for Wizard Brands customer base and stakeholders. Current Executive Chairman Paul Kessler and current CEO John D. Maatta will remain as members of the Wizard Brands, Inc. Board of Directors. The appointments of Mr. Kaufman, Ms. Bowman, Mr. Rees and Mr. Katz and Mr. Avino are effective as of November 24, 2020.